Sid  Rosenblatt
MBBRAMAR,  INC.
April  29,  2002
Page  5

                         FIRST RESTATED LETTER OF INTENT



                                 April 29, 2002


MBBRAMAR,  INC.
10780  Santa  Monica  Boulevard,  Suite  240
Los  Angeles,  CA  90025
Attn:  Sid  Rosenblatt

Dear  Mr.  Rosenblatt:

     WHEREAS, CardReady, MBB, and SSFS are parties to that certain Letter of Intent dated November 29, 2001 (the "Original LOI");

     WHEREAS, the parties have agreed to re-negotiate the terms of the Original LOI, as reflected in this First Restated Letter of Intent;

     NOW, THEREFORE, for mutual consideration, of the receipt and sufficiency of which is hereby acknowledged, the parties agree to the terms of this First Restated Letter of Intent as follows:

     This will confirm our understanding concerning the proposed acquisition of CardReady International, Inc., a California corporation ("CardReady") and majority-owned subsidiary of MBBRAMAR, INC., a California corporation ("MBB") by Single Source Financial Services Corporation, a New York Corporation ("SSFS") (the "Transaction"). This letter does not contain all terms of the agreement that must be reached in order for the Transaction to be consummated, but is intended as an outline of certain material provisions and to create an irrevocable option in favor of SSFS. The terms of our understanding are as follows:

     A. MBB owns over 96% of the issued and outstanding voting securities of CardReady, including options, warrants, and other instruments convertible into voting securities (the "CardReady Shares").

     B. MBB is controlled by certain individuals who are shareholders of SSFS.

     C.     MBB  hereby  grants  to  SSFS  an  exclusive irrevocable option (the
"Option"), exercisable at any time on thirty (30) days written notice (unless extended because of the requirements of the Securities and Exchange Commission, SSFS' principal exchange, or the corporate laws of the State of New York) for a period of eighteen (18) months from the date hereof (the "Option Period"), to acquire all of the CardReady Shares, including any CardReady securities issued to MBB between the date hereof and the date of exercise of said option. As consideration for MBB granting SSFS the Option, SSFS agrees that if SSFS exercises the Option during the Option Period, the purchase price it will pay for the CardReady Shares, plus any additional CardReady securities as outlined above, will be equal to four million (4,000,000) shares of common stock of SSFS (the "SSFS Shares").

     D. The SSFS Shares shall be restricted in accordance with Rule 144 and will carry an appropriate restrictive legend, and will be further subject to transfer and pledge restrictions as set forth in this agreement.

     E.     The  SSFS  Shares  will  not  contain  registration  rights.
                                     ---

     F. As a material term of the Transaction, SSFS will acquire all of the assets of CardReady and will assume all of the debts and obligations of CardReady and any agreed-upon debts of MBB.

     G. For a period of three (3) years from the closing of the Transaction, if (i) the closing bid price of SSFS common stock as quoted on its primary exchange is less than $1.00 per share for thirty (30) consecutive trading days, or (ii) if SSFS common stock is not listed for trading on any public exchange for a period of thirty (30) consecutive trading days, or (iii) if the trading volume of SSFS common stock on its primary exchange is less than 250,000 shares per month for three (3) consecutive full-calendar months, then MBB shall have the right, but not the obligation, to purchase the CardReady Shares back from SSFS for consideration equal to the SSFS Shares (as adjusted for any stock splits or recapitalizations).

     H. For a period of three (3) years from the closing of the Transaction, if CardReady fails for a period of thirty (30) consecutive business days to maintain a relationship with a back-end processor and a bank, then SSFS shall have the right, but not the obligation, to "put" the CardReady Shares back to MBB for consideration equal to the SSFS Shares (as adjusted for any stock splits or recapitalizations). MBB agrees that it will not assign, transfer, hypothecate, pledge, or otherwise encumber the SSFS Shares during this three (3) year period.

     I. SSFS will maintain from the date hereof until this agreement is terminated or the end of the Option Period, out of its authorized but unissued shares of common stock, that number of shares of common stock represented by the SSFS Shares.

     J. As additional consideration for the grant of this option, SSFS agrees to, loan to CardReady up to $500,000.00 (Five Hundred Thousand Dollars) payable in traunches as agreed between the parties, bearing no interest and payable in a balloon payment at the end of three (3) years from the date thereof.

     K. At its next meeting of shareholders, SSFS agrees to seek shareholder ratification of the Transactions contemplated hereby. The parties acknowledge and agree that approval of the SSFS shareholders is not required in order to consummate the transaction.

     Following the date of exercise of the Option, the parties will cause their respective officers, employees, counsel, agents, investment bankers, accountants, and other representatives working on the Transaction to cooperate with each other with respect to the Transaction until the Transaction is consummated or negotiations with respect thereto are terminated. If MBB and/or CardReady do not conduct the business and operations of CardReady in the ordinary course, unless consented to by SSFS, then SSFS may terminate this option agreement immediately, in its sole discretion.

     Following the date hereof, MBB and CardReady agree that until the Transaction is consummated, or until termination of the Option, whichever shall occur first, to conduct the business and operations of CardReady in all respects only in the ordinary course unless otherwise consented to in writing by SSFS.

     Following the date hereof, the parties agree that until the Transaction is consummated, or until termination of the Option, whichever shall occur first, each party will afford to the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the other party working on the Transaction and lenders, investors, and prospective lenders and investors of SSFS free and full access to its plants, properties, books, and records, will permit them to make extracts from and copies of such books and records, and will from time to time furnish them with such additional financial and operating data and other information as to its financial condition, results of operations, business, properties, assets, liabilities, or future prospects as they from time to time may request. Each party will cause its independent certified public accountants to make available to the other party and its independent certified public accountant, the work papers relating to any audit of its financial statements in the last five years.

     Each party shall insure that all confidential information which such party or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants and, in the case of SSFS, its lenders, investors, or prospective lenders or investors may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer of supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, (c) to the extent such information shall have otherwise become publicly available, or (d) as to SSFS, to disclose by or on its behalf to lenders, investors, or prospective lenders or investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Transaction. Each party shall, and shall cause all of such other persons and entities who received confidential data from it to, deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated before the parties enter into any formal agreement as contemplated by this letter of intent.

     It is understood that this is a binding letter of intent which creates a legal obligation on behalf of the parties (including those obligations contained in this paragraph and the preceding paragraph of this letter, and the obligations contained in the preceding paragraph and the last sentence of this paragraph shall continue to apply after the Option has expired). This letter may not be assigned by either of the parties hereto. Neither party shall be responsible for any of the other's expenses in connection with the negotiations, documents, or transactions contemplated hereby.

     This writing constitutes the entire agreement between the parties. There are no covenants, conditions, or promises relating to the subject matter of this agreement which are not contained herein. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles). To the extent permitted by law, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the County of Los Angeles, State of California, and each party hereby waives any right it may have to assert the doctrine of Forum Non Conveniens or to object to venue. The parties each hereby stipulate that the state and federal courts located in the County of Los Angeles, State of California, shall have personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by all the parties. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Time is of the essence in the performance of the obligations of the parties in connection with this Agreement. All parties shall cooperate fully in carrying out the terms of this Agreement and shall prepare, execute, and deliver all documents reasonably necessary to carry out the terms of this Agreement.

     If this letter accurately reflects our understanding, please so indicate by signing the original and duplicate of this letter, and returning a fully executed copy to me.


                         Very  truly  yours,

                         Single Source Financial Services Corporation a New York corporation

                         /s/  Arnold  F.  Sock
                         _________________________________
                         By:     Arnold  F.  Sock
                         Its:     President


Accepted  and  agreed  to:                    Accepted  and  agreed  to:


MBBRAMAR,  INC.,                              CardReady  International,  Inc.,
a  California  corporation                    a  California  corporation

/s/  Sid  Rosenblatt                          /s/  Jim  Berland
_________________________________             ______________________________
By:     Sid  Rosenblatt                       By:     Jim  Berland
Its:    President                             Its:    President
Dated:  4/29/2002                             Dated:  4/29/2002